Exhibit 3.11
CERTIFICATE OF DESIGNATION
OF
7.00% PERPETUAL NON-CUMULATIVE PREFERENCE SHARES
OF
ASPEN INSURANCE HOLDINGS LIMITED
ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the “Company”), HEREBY CERTIFIES that pursuant to resolutions of duly authorized Directors adopted on September 23, 2024, the creation of the 7.00% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25,000 per share (the “Preference Shares”) were authorized and the designations, preferences and privileges, voting rights, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Preference Shares, in addition to those set forth in the Memorandum of Association and Bye-Laws of the Company, were fixed as follows:
Section 1.Designation; Amount of Shares. The designation of this series of Preference Shares shall be “7.00% Perpetual Non-Cumulative Preference Shares,” and the number of shares constituting this series shall be up to 9,200; provided that, if the Company elects to issue additional Preference Shares after the date of this Certificate of Designation, any such additional shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the United States Internal Revenue Code of 1986, as amended, and such additional shares are otherwise treated as fungible with the Preference Shares for United States federal income tax purposes. The additional shares would form a single series with the Preference Shares. The Preference Shares shall have a liquidation preference of $25,000 per Preference Share (the “Liquidation Preference”). Each Preference Share shall be identical in all respects to every other Preference Share, except for the issue price, date of issuance and, in some cases, the initial Dividend Payment Date (as defined in Section 4(a)). Any Preference Shares retired by purchase or redemption, or otherwise acquired by the Company, will have the status of authorized but unissued Preference Shares and may be reissued as part of the same class or series or may be reclassified and reissued by the Board of Directors in the same manner as any other authorized and unissued shares. Subject to the Bermuda Companies Act 1981, as amended (the “Companies Act”), the Memorandum of Association and any confirmation or consent required by applicable law or the Bye-Laws of the Company, the number of authorized Preference Shares may be reduced (but not below the number of Preference Shares then in issue) by further resolution duly adopted by the Board of Directors. No such reduction shall affect the due authorization of any Preference Shares in issue.
Section 2.Definitions. As used herein with respect to the Preference Shares:
(a)“5.625% Perpetual Preference Shares” means the 5.625% Perpetual Non-Cumulative Preference Shares, par value US$0.0015144558 per share, of the Company designated as the 5.625% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25 per share.
(b)“Additional Amounts” has the meaning assigned to such term in Section 5(a).
(c)“Agent Members” has the meaning assigned to such term in Section 14(a).
(d)“Applicable Supervisory Regulations” means such insurance supervisory laws, rules and regulations relating to group supervision or the supervision of single insurance entities, as applicable, which are applicable to the Company or the Insurance Group, and which shall initially mean the Group Rules until such time when the BMA no longer has jurisdiction or responsibility to regulate the Company or the Insurance Group.
(e)“Appointing Preference Shares” means any other class or series of preference shares of the Company, including the 5.625% Perpetual Preference Shares, the Fixed-to-Floating Perpetual Preference Shares and the Depositary Preference Shares, ranking equally with the Preference Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like Appointing Rights have been conferred and are exercisable.
(f)“Appointing Rights” has the meaning assigned to such term in Section 10(b).
(g)“BMA” means the Bermuda Monetary Authority, or, should the Bermuda Monetary Authority no longer have jurisdiction or responsibility to regulate the Company or the Insurance Group, as the context requires, a regulator which is otherwise subject to Applicable Supervisory Regulations.
(h)“BMA Approval” means the BMA has given, and not withdrawn by the applicable Redemption Date or repurchase date, as the case may be, its prior consent to the redemption or repurchase of such Preference Shares.
(i)“Board of Directors” means the Board of Directors of the Company.
(j)“Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to close.
(k)“Bye-Laws” means the second amended and restated bye-laws of the Company, as they may be amended from time to time.
(l)“Capital Adequacy Regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).
(m)“Capital Disqualification Change Event” means that the Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Company or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.
(n)“Capital Disqualification Redemption Event” means that the Preference Shares qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or level, of the Company or any subsidiary thereof, where capital is subdivided into tiers, as neither Tier 1 nor Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA, which would include, without limitation, the Enhanced Capital Requirement, except as a result of any applicable limitation on the amount of such capital.
(o)“Certificate of Designation” means this Certificate of Designation relating to the Preference Shares, as it may be amended from time to time.
(p)“Change in Tax Law” means (a) a change in or amendment to laws, regulations or rulings of any Relevant Taxing Jurisdiction, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any Relevant Taxing Jurisdiction is party after November 21, 2024, or (d) a decision rendered by a court of competent jurisdiction in any Relevant Taxing Jurisdiction, whether or not such decision was rendered with respect to the Company, in each case, described in (a)-(d) above occurring after November 21, 2024; provided, however, that in the case of a Relevant Taxing Jurisdiction other than Bermuda in which a Successor Corporation is organized, such Change in Tax Law must occur after the Succession Date.
(q)“Depositary” means, with respect to the Preference Shares, DTC and any successor thereto.
(r)“Depositary Preference Shares” means the 5.625% Perpetual Non-Cumulative Preference Shares, par value US$0.0015144558 per share, of the Company designated as the 5.625% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25,000 per share.

(s)“Dividend Payment Date” has the meaning assigned to such term in Section 4(a).
(t)“Dividend Period” has the meaning assigned to such term in Section 4(a).
(u)“Dividend Record Date” has the meaning assigned to such term in Section 4(a).
(v)“DTC” has the meaning assigned to such term in Section 7(c).
(w)“Enhanced Capital Requirement” means the enhanced capital and surplus requirement applicable to the Insurance Group and as defined in the Insurance Act or, should the Insurance Act or the Group Rules no longer apply to the Insurance Group, any and all other solvency capital requirements or any other requirement to maintain assets applicable to the Company or in respect of the Insurance Group, as applicable, pursuant to the Applicable Supervisory Regulations.
(x)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(y)“Fixed-to-Floating Perpetual Preference Shares” means the 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, par value US$0.0015144558 per share, of the Company designated as the 5.95% Fixed-to-Floating Rate Perpetual Non-Cumulative Preference Shares, with a liquidation preference of $25 per share.
(z)“Global Preference Shares” has the meaning assigned to such term in Section 14(a).
(aa)“Group Rules” means the Group Solvency Standards, together with the Group Supervision Rules.
(bb)“Group Solvency Standards” means the Bermuda Insurance (Prudential Standards) (Insurance Group Solvency Requirement) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
(cc)“Group Supervision Rules” means the Bermuda Insurance (Group Supervision) Rules 2011, as those rules and regulations may be amended or replaced from time to time.
(dd)“Insurance Act” means the Insurance Act 1978 of Bermuda, as amended from time to time.
(ee)“Insurance Group” means all subsidiaries of the Company that are regulated insurance or reinsurance companies (or part of such regulatory group) pursuant to the Applicable Supervisory Regulations.

(ff)“Issue Date” means November 26, 2024, the original date of issuance of the Preference Shares.
(gg)“Junior Stock” means any class or series of capital stock of the Company, including the Company’s Ordinary Shares, that ranks junior to the Preference Shares either as to the payment of dividends or as to the distribution of assets upon any liquidation, dissolution or winding-up of the Company.
(hh)“Liquidation Distribution” has the meaning assigned to such term in Section 6(a).
(ii)“Liquidation Preference” has the meaning assigned to such term in Section 1.
(jj)“Memorandum of Association” means the memorandum of association of the Company, as it may be amended from time to time.
(kk)“Nonpayment” has the meaning assigned to such term in Section 10(b).
(ll)“Ordinary Shares” means the Ordinary Shares, par value $0.01 per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Ordinary Shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent corporation.
(mm)“Parity Stock” means any class or series of capital stock of the Company that ranks equally with the Preference Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Company, including, as of the Issue Date, the 5.625% Perpetual Preference Shares, the Fixed-to-Floating Perpetual Preference Shares and the Depositary Preference Shares.
(nn)“Paying Agent” initially means Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Paying Agent within ten (10) calendar days prior notice to the Paying Agent; provided that the Company shall appoint a successor Paying Agent who shall accept such appointment prior to the effectiveness of such removal.
(oo)“Preference Share Director” has the meaning assigned to such term in Section 10(b).
(pp)“Preference Shares” has the meaning assigned to such term in the recitals.
(qq)“Rating Agency Event” means any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act, that then publishes a rating for the Company (a “Rating Agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Preference Shares, which amendment, clarification or change results in (1) the shortening of the length of time the Preference

Shares are assigned a particular level of equity credit by that Rating Agency as compared to the length of time they would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial issuance of the Preference Shares; or (2) the lowering of the equity credit (including up to a lesser amount) assigned to the Preference Shares by that Rating Agency as compared to the equity credit assigned by that Rating Agency or its predecessor on the initial issuance of the Preference Shares.
(rr)“Redemption Date” means, in the case of an optional redemption, the day specified in the Company’s notice of redemption.
(ss)“Redemption Requirements” has the meaning assigned to such term in Section 7(a)(2).
(tt)“Register of Members” means the Register of Members of the Company.
(uu)“Registrar” initially means Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Registrar within ten (10) calendar days prior notice to the Registrar; provided that the Company shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.
(vv)“Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which the full amount of such moneys has been so received and is available for payment to holders, and notice to that effect shall have been duly given to the holders of the Preference Shares.
(ww)“Relevant Taxing Jurisdiction” means (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which the Company or its dividend disbursing agent are making payments on the Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which the Company or a Successor Corporation is organized or generally subject to taxation on a net income basis or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.
(xx)“Senior Stock” means any class or series of capital stock of the Company that ranks senior to the Preference Shares as to payment of dividends and the distribution of assets on any liquidation, dissolution or winding-up of the Company.
(yy)“set aside for payment” means, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of a dividend or other distribution by the Board of Directors, the allocation of the funds to be so paid on any class or series of the Company’s shares; provided, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set aside for payment” with respect to the Preference Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
(zz)“Succession Date” means the date on which the Company consolidates, merges or amalgamates with a Successor Corporation or conveys, transfers or leases substantially all its properties and assets to a Successor Corporation.
(aaa)“Successor Corporation” has the meaning assigned to such term in the definition of Tax Event.
(bbb)“Tax Event” means a Change in Tax Law that, in the Company’s reasonable determination, results in a substantial probability that the Company or any entity formed by a consolidation, merger or amalgamation involving the Company or the entity to which the Company conveys, transfers or leases substantially all its properties and assets (a “Successor Corporation”) would be required to pay any Additional Amounts with respect to the Preference Shares, which obligation cannot be avoided by the Company through reasonable measures.
(ccc)“Transfer Agent” initially means Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent within ten (10) calendar days prior notice to the Transfer Agent; provided that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.
Section 3.Ranking. The Preference Shares shall, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, rank (a) senior to all Junior Stock, including, without limitation, the Ordinary Shares, (b) on parity with all Parity Stock, including, without limitation, the 5.625% Perpetual Preference Shares, the Fixed-to-Floating Perpetual Preference Shares and the Depositary Preference Shares, (c) junior to any Senior Stock and (d) junior to all of the Company’s existing and future debt obligations. The Preference Shares shall also be structurally or contractually subordinated in right of payment to all obligations of the Company’s subsidiaries, including all existing and future policyholders’ obligations of such subsidiaries.
Section 4.Dividends.
(a)Rate and Payment of Dividends.
The holders of Preference Shares shall be entitled to receive, only when, as and if declared by the Board of Directors, subject to compliance with Bermuda law, noncumulative cash dividends from, and including, the Issue Date, quarterly in arrears, on January 1, April 1, July 1 and October 1 of each year (each, a “Dividend Payment Date”), commencing on April 1, 2025, without accumulation of any undeclared dividends.

To the extent declared, dividends shall accumulate, with respect to each Dividend Period, in an amount per share equal to 7.00% of the Liquidation Preference per Preference Share per annum. Dividends payable on the Preference Shares shall be computed on the basis of a 360-day year consisting of twelve 30-day months with respect to a full Dividend Period, and on the basis of the actual number of days elapsed during such Dividend Period with respect to a Dividend Period other than a full Dividend Period.
Dividends that are payable on Preference Shares on any Dividend Payment Date shall be payable to holders of record of Preference Shares as they appear on the Register of Members at 5:00 p.m. (New York City time) on the immediately preceding December 15, March 15, June 15 and September 15 (each, a “Dividend Record Date”). The Dividend Record Dates shall apply regardless of whether a particular Dividend Record Date is a Business Day.
A dividend period (each, a “Dividend Period”) is the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Issue Date and shall end on, and exclude, the April 1, 2025 Dividend Payment Date. If any Dividend Payment Date falls on a day other than a Business Day, then such date shall nevertheless be a Dividend Payment Date but any dividend declared and otherwise payable on that Dividend Payment Date shall instead be paid on the next Business Day without any adjustment to the amount of dividends paid.
If a Redemption Date falls on a day that is not a Business Day, the payment of dividends and redemption price shall be made on the first Business Day following such Redemption Date, without accrual to the actual payment date.
Dividends on the Preference Shares are non-cumulative. Consequently, if the Board of Directors does not authorize and declare a dividend for any Dividend Period, holders of the Preference Shares will not be entitled to receive a dividend for such Dividend Period, and such undeclared dividend will not accumulate and will not be payable. The Company will have no obligation to pay dividends for a Dividend Period after the Dividend Payment Date for such Dividend Period if the Board of Directors has not declared such dividend before the related Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to the Preference Shares.
Holders of Preference Shares shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends, if any, declared and payable on the Preference Shares as specified in this Section 4.
The Company shall not declare or pay a dividend on the Preference Shares if (1) the Company has reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due, (2) the realizable value of the Company’s assets would thereby be less than the Company’s liabilities or (3) the Company is or, after giving effect to such payment would be, in breach of the Insurance Act, the Group Supervision Rules, the Group Solvency Standards, including the Enhanced Capital Requirement, or under such other Applicable Supervisory Regulations.

(b)Priority of Dividends. So long as any Preference Shares remain in issue for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all issued Preference Shares and the latest completed dividend period on all issued Parity Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:
(1)no dividend shall be paid or declared on the Ordinary Shares or any other shares of Junior Stock or Parity Stock (except in the case of the Parity Stock on a pro rata basis with the Preference Shares as provided for in this Section 4(b)), other than a dividend payable solely in Ordinary Shares, other Junior Stock or Parity Stock, as applicable, and
(2)no Ordinary Shares, other Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than (a) as a result of a reclassification of Junior Stock for or into other Junior Stock, or a reclassification of Parity Stock for or into other Parity Stock, as applicable, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or the exchange or conversion of one share of Parity Stock for or into another share of Parity Stock, as applicable, (b) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock or Parity Stock, as applicable, (c) as required by or necessary to fulfill the terms of any employment contract, benefit plan or similar arrangement with or for the benefit of one or more employees, directors or consultants of (d) in the case of Parity Stock, in accordance with the provisions of Section 7(a)(6)).
When dividends are not paid or duly provided for in full on any Dividend Payment Date upon the Preference Shares and any shares of Parity Stock, all dividends declared upon the Preference Shares and all such Parity Stock and payable on such Dividend Payment Date shall be declared on a pro rata basis so that the respective amounts of such dividends shall bear the same ratio to each other as the full amount of dividends payable on the issued Preference Shares for such Dividend Period and the accumulated and unpaid dividends, or the full amount of dividends payable for such Dividend Period in the case of non-cumulative preferred stock, on all such Parity Stock bear to each other. In the case of any Parity Stock having dividend payment dates different from the Dividend Payment Dates pertaining to the Preference Shares, the measurement date for such Parity Stock shall be the Dividend Payment Date falling within the related Dividend Period for the Preference Shares.
Section 5.Payment of Additional Amounts.
(a)The Company shall make all payments on the Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (x) the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction or (y) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in any Relevant Taxing Jurisdiction). If withholding or deduction at source is required, the Company shall, subject to certain limitations and exceptions described below, pay to the holders or beneficial owners of the Preference Shares such additional amounts (the “Additional Amounts”) as may be necessary so that every net payment made to such holders or beneficial owners, after the withholding or deduction, shall not be less than the amount provided for in this Certificate of Designation to be then due and payable.
(b)The Company shall not be required to pay any Additional Amounts for or on account of:
(1)any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder or beneficial owner (i) was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the Relevant Taxing Jurisdiction or otherwise had some connection with the Relevant Taxing Jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Preference Shares or (ii) presented, where presentation is required, such Preference Shares for payment more than 30 days after the Relevant Date, except to the extent that the holder or beneficial owner would have been entitled to such Additional Amounts if it had presented such Preference Shares for payment on any day within that 30-day period;
(2)any estate, inheritance, gift, sale, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge;
(3)any tax, fee, duty, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment on the Preference Shares;
(4)any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder or beneficial owner of such Preference Shares to comply with any reasonable request by the Company addressed to the holder within ninety (90) days of such request (i) to provide information concerning the nationality, citizenship, residence or identity of the holder or beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
(5)any taxes, duties, assessments or governmental charges required to be withheld or deducted under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (or any United States Treasury Regulations or other administrative guidance thereunder); or

(6)any combination of items (1), (2), (3), (4) and (5) of this Section 5(b).
(c)The Company shall not pay Additional Amounts with respect to any payment on any such Preference Shares to any holder or beneficial owner who is a fiduciary, partnership, limited liability company or other pass-through entity or a person other than the sole beneficial owner of such Preference Shares if such payment would be required by the laws of the Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-through entity or a beneficial owner to the extent such beneficiary, settlor, member or beneficial owner would not have been entitled to such Additional Amounts had it been the holder or beneficial owner of the Preference Shares.
(d)If a payment on the Preference Shares is subject to withholding or deduction for, or on account of, any taxes or other governmental charges imposed or levied by or on behalf of any Relevant Taxing Jurisdiction, the Company shall pay the taxes or other governmental charges to the Relevant Taxing Jurisdiction in accordance with applicable law and furnish to the dividend disbursing agent certified copies of tax receipts (or other evidence of payment reasonably satisfactory to the dividend disbursing agent) evidencing payment of the taxes or other governmental charges. Copies of such documentation will be made available by the dividend disbursing agent to holders of the Preference Shares upon written request.
(e)The requirement to pay Additional Amounts shall apply to any Successor Corporation.
Section 6.Liquidation Rights.
(a)Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Preference Shares shall be entitled to receive out of the Company’s assets legally available for distribution to shareholders, after satisfaction of indebtedness and other liabilities of the Company (including policyholder obligations of its subsidiaries), if any, the Liquidation Preference, plus declared and unpaid dividends thereon, if any, to, but excluding, the date fixed for distribution, without accumulation of any undeclared dividends (the “Liquidation Distribution”), before any distribution of assets is made to holders of Ordinary Shares, or any of the Company’s other Junior Stock.
After the payment to the holders of the Preference Shares of the Liquidation Distribution to which such holders are entitled as provided in this Section 6, the holders of the Preference Shares shall have no right or claim to any of the remaining assets of the Company.
(b)Partial Payment. In the event the Company’s assets are not sufficient to pay the Liquidation Preference in full to all holders of the Preference Shares and the liquidation preference of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Preference Shares and to the holders of any Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders.
(c)Residual Distributions. In the event the Liquidation Preference has been paid in full to all holders of the Preference Shares and any holders of any Parity Stock, the holders of the Company’s other capital stock shall be entitled to receive all of the Company’s remaining assets according to their respective rights and preferences.
(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, neither a consolidation, amalgamation, merger, arrangement or reconstruction involving the Company or the sale or transfer of all or substantially all of the shares of capital stock or the property or business of the Company shall be deemed to constitute a liquidation, dissolution or winding-up of the Company.
Section 7.Redemption.
(a)Optional Redemption.
(1)The Company may not redeem Preference Shares prior to November 30, 2029, except as provided in Sections 7(a)(2), 7(a)(3), 7(a)(4) and 7(a)(5). Any redemption of the Preference Shares occurring prior to November 30, 2029 as provided for in Sections 7(a)(2), 7(a)(3), 7(a)(4) and 7(a)(5) shall be subject to BMA Approval (provided that, if under the Applicable Supervisory Regulations, BMA Approval is not required at the time in order for the Preference Shares to qualify or continue to qualify as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA, such BMA Approval shall not be required). On November 30, 2029 and at any time thereafter, the Preference Shares shall be redeemable at the Company’s option, subject to compliance with Bermuda law, in whole or from time to time in part, upon notice given as provided in Section 7(c), at a cash redemption price equal to $25,000 per Preference Share, plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the Redemption Date, without accumulation of any undeclared dividends; provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.
(2)At any time prior to November 30, 2029, if (i) the Company submits to the holders of its Ordinary Shares a proposal for an amalgamation or merger, or (ii) if the Company submits any proposal for any other matter that requires, as a result of any change in Bermuda law after November 21, 2024, for its validation or effectuation an affirmative vote of the holders of the Preference Shares at the time in issue, whether voting as a separate series or together with any other series or class of preference shares as a single class, the Company shall have the option, subject to compliance with Bermuda law, upon notice given as provided in Section 7(c), to redeem all of the issued Preference Shares at a cash redemption price of $26,000 per Preference Share, plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the Redemption Date, without accumulation of any undeclared dividends; provided that no such redemption shall occur unless (1) the Company has sufficient funds in order to meet the Enhanced Capital Requirement after giving effect to such redemption or (2) the Company replaces the capital represented by the Preference Shares to be redeemed with capital having equal or better capital treatment as the Preference Shares under the Enhanced Capital Requirement (the conditions described in clauses (1) and (2), the “Redemption Requirements”).
(3)At any time prior to November 30, 2029, the Preference Shares shall be redeemable at the Company’s option, subject to compliance with Bermuda law, in whole or from time to time in part, upon notice given as provided in Section 7(c), at a cash redemption price equal to $25,000 per Preference Share, plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the Redemption Date, without accumulation of any undeclared dividends, at any time within 90 days of the date on which the Company has reasonably determined that, as a result of (i) any amendment to, or change in, the laws or regulations of Bermuda that is enacted or becomes effective after the Issue Date; (ii) any proposed amendment to, or change in, those laws or regulations that is announced or becomes effective after the Issue Date; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the Issue Date, a Capital Disqualification Redemption Event has occurred; provided that any such redemption in part may only be made if (x) the Company has reasonably determined that the portion of the Preference Shares to be redeemed are the subject of the Capital Disqualification Redemption Event and (y) after giving effect to such redemption, the Company has reasonably determined that a Capital Disqualification Redemption Event will not exist with respect to the then-issued Preference Shares and such redemption will not result in the suspension or removal of the Preference Shares from listing on the New York Stock Exchange; provided further that no such redemption may occur unless one of the Redemption Requirements is satisfied.
(4)At any time prior to November 30, 2029, the Preference Shares shall be redeemable at the Company’s option, subject to compliance with Bermuda law, in whole or from time to time in part, upon notice given as provided in Section 7(c), at a cash redemption price equal to $25,000 per Preference Share, plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the Redemption Date, without accumulation of any undeclared dividends, at any time following the occurrence of a Tax Event; provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.
(5)At any time prior to November 30, 2029, the Preference Shares shall be redeemable at the Company’s option, subject to compliance with Bermuda law, in whole, upon notice given as provided in Section 7(c), at a cash redemption price of $25,500 per Preference Share, plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, to, but excluding, the Redemption Date, without accumulation of any undeclared dividends, within 90 days after the occurrence of a Rating Agency Event; provided that no such redemption may occur unless one of the Redemption Requirements is satisfied.
(6)Unless dividends on all issued Preference Shares and all Parity Stock shall have been declared and paid (or declared and a sum sufficient for the payment thereof set apart for payment) for the latest completed Dividend Period on all issued Preference Shares and the latest completed dividend period on all issued Parity Stock, no Preference Shares or any Parity Stock shall be redeemed, purchased or otherwise acquired by the Company unless all issued Preference Shares and any Parity Stock are redeemed (or purchased or otherwise acquired); provided, that the Company may acquire fewer than all of the issued Preference Shares or Parity Stock pursuant to a written purchase or exchange offer made to all holders of issued Preference Shares and Parity Stock upon such terms as the Board of Directors in its sole discretion, after consideration of the respective annual dividend rate and other relative rights and preferences of the respective classes or series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective classes or series.
(b)No Mandatory Redemption; No Sinking Fund. The Preference Shares shall not be subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions. Holders of Preference Shares shall have no right to require redemption or repurchase of any Preference Shares. Any repurchase of the Preference Shares by the Company or its subsidiaries occurring prior to November 30, 2029 shall be subject to BMA Approval (provided that, if under the Applicable Supervisory Regulations, BMA Approval is not required at the time in order for the Preference Shares to qualify or continue to qualify as Tier 2 capital securities under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA, such BMA Approval shall not be required). Furthermore, the Company and its subsidiaries may only repurchase the Preference Shares at any time if (1) the Company has sufficient funds in order to meet the Enhanced Capital Requirement after giving effect to such repurchase or (2) the Company replaces the capital represented by the Preference Shares to be repurchased with capital having equal or better capital treatment as the Preference Shares under the Enhanced Capital Requirement.

(c)Notice of Redemption. Notice of each redemption of Preference Shares shall be given by first class mail, to the holders of record of the Preference Shares to be redeemed, not less than 30 nor more than 60 days prior to the Redemption Date. Notwithstanding the foregoing, if the Preference Shares or any depositary shares representing interests in the Preference Shares are held in book-entry form through The Depository Trust Company (“DTC”), notice of redemption may be given to the holders of Preference Shares in any manner permitted by DTC. Each such notice given to a holder shall state: (1) the Redemption Date; (2) the number of Preference Shares to be redeemed and, if less than all of the Preference Shares held by such holder are to be redeemed, the number of such Preference Shares to be redeemed from such holder; (3) the redemption price or the methodology for determining the redemption price; and (4) the place or places where certificates for such Preference Shares are to be surrendered for payment of the redemption price.
(d)Partial Redemption. In case of any redemption of only part of the Preference Shares at the time in issue, the Preference Shares to be redeemed shall be selected either pro rata or by lot.
(e)Effectiveness of Redemption. If a notice of redemption has been duly given and if all funds necessary for the redemption have been set aside for payment by the Company for the benefit of the holders of any Preference Shares called for redemption, then, from and after the Redemption Date, dividends shall cease to accumulate on all Preference Shares so called for redemption, all Preference Shares so called for redemption shall no longer be deemed in issue and all rights of holders of such Preference Shares shall forthwith on such Redemption Date cease and terminate, except the right of the holders thereof to transfer the Preference Shares prior to the Redemption Date and the right to receive the redemption price pursuant to Section 7(a).
(f)Payment of Redemption Price. On or prior to the Redemption Date, the Company shall deposit with the Paying Agent an amount in immediately available funds sufficient to pay the aggregate redemption price plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any; provided that if such payment is deposited on the Redemption Date, it must be received by the Paying Agent by 10:00 a.m. (New York City time) on the Redemption Date. An amount equal to the redemption price plus an amount equal to the portion of the quarterly dividend declared and attributable to the then-current dividend period, if any, shall be paid to the holders promptly following the later of (i) the Redemption Date and (ii) the time of book-entry transfer or surrender of the certificate(s) evidencing such Preference Shares to the Paying Agent, as applicable. Any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for such Dividend Period shall not be paid to the holder entitled to receive the redemption price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed Preference Shares on such Dividend Record Date relating to the Dividend Payment Date.

Section 8.Maturity. The Preference Shares have no stated maturity. The Preference Shares shall remain in issue perpetually, unless and until the Company elects to redeem the Preference Shares.
Section 9.Variation or Exchange.
(a)At any time following a Tax Event or at any time following a Capital Disqualification Change Event, the Company may, without the consent of any holders of the Preference Shares, vary the terms of the Preference Shares or exchange the Preference Shares for new securities, which (i) in the case of a Tax Event, would eliminate the substantial probability that the Company or any Successor Corporation would be required to pay any Additional Amounts with respect to the Preference Shares as a result of a Change in Tax Law or (ii) in the case of Capital Disqualification Change Event, would cause the Preference Shares to become securities that qualify as at least Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable Capital Adequacy Regulations imposed upon the Company by the BMA, including the Enhanced Capital Requirement, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of the Company or any subsidiary thereof. In either case, the terms of the varied securities or new securities considered in the aggregate shall not be less favorable, including from a financial perspective, to holders and beneficial owners of the Preference Shares (including holders and beneficial owners of depositary shares representing interests in the Preference Shares, if any) than the terms of the Preference Shares prior to being varied or exchanged (as reasonably determined by the Company); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Preference Shares, reduce the Liquidation Preference thereof or the dividend payable thereon, lower the ranking of the securities, reduce the voting threshold for the issuance of Senior Stock or change the foregoing list of items that may not be so amended as part of such variation or exchange. No such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under this Certificate of Designation), but unpaid with respect to such holder’s securities.
(b)Prior to any variation or exchange, the Company shall be required to (i) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Preference Shares (including holders and beneficial owners of depositary shares representing interests in the Preference Shares, if any, and including, in each case, as holders and beneficial owners of the varied or exchanged securities) shall not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and shall be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred, and (ii) deliver a certificate signed by two executive officers of the Company to the Transfer Agent for the

Preference Shares confirming that (x) a Capital Disqualification Change Event or a Tax Event has occurred and is continuing (as reasonably determined by the Company) and (y) the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders and beneficial owners of the Preference Shares (including holders and beneficial owners of depositary shares representing interests in the Preference Shares, if any) than the terms of the Preference Shares prior to being varied or exchanged (as reasonably determined by the Company).
(c)Any variation or exchange of the Preference Shares described above shall be made after notice is given to the holders of the Preference Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.
Section 10.Voting Rights.
(a)General. Except as provided in this Section 10 or otherwise required by Bermuda law from time to time, the holders of the Preference Shares shall not have any voting rights.
(b)Right to Elect Two Directors upon Nonpayment Events.
(1)Whenever dividends payable on any Preference Shares shall have not been declared and paid for the equivalent of any six (6) Dividend Periods, whether or not consecutive (a “Nonpayment”), the holders of the Preference Shares, acting together as a single class with holders of any and all other series of Appointing Preference Shares then issued, shall be entitled to the appointment (the “Appointing Rights”) of a total of two additional members to the Board of Directors (each, a “Preference Share Director”), provided that the appointment of any such directors shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange as applied to U.S. issuers (or any other securities exchange or automated quotation system on which the Company’s securities may be then listed or quoted) that listed companies must have a majority of independent directors. In the case of a Nonpayment, the number of directors on the Board of Directors shall automatically increase by two (to the extent such increase does not exceed the maximum number of directors permitted under the Company’s Bye-Laws), and the new directors shall be selected by at least a majority of the aggregate liquidation preference of the Preference Shares and any other Appointing Preference Shares at a special general meeting called at the request of the record holders of at least 20% of the aggregate liquidation preference of the Preference Shares or of any other series of Appointing Preference Shares then in issue. In respect of such special general meeting, the necessary quorum shall be the presence of one or more persons representing, in person or by proxy, not less than 50% of the Preference Shares (including any other series of Appointing Preference Shares then in issue) entitled to vote thereat. The Board of Directors shall duly appoint the Preference Share Directors selected by the holders of the Preference Shares and any other Appointing Preference Shares then issued, and shall, subject to the Company’s

Bye-Laws, determine which classes of directors the Preference Share Directors shall be a part of and shall allocate such Preference Share Directors to the classes having the longest term of office remaining at the time of such appointment. Each Preference Share Director shall be entitled to one vote per director on any matter.
(2)The Appointing Rights shall continue until dividends on the Preference Shares and any such other series of Appointing Preference Shares following the Nonpayment shall have been fully declared and paid for at least four (4) consecutive Dividend Periods. When the term of a class of directors of which any Preference Share Director is a part of is expiring, the Board of Directors shall set the size of such class of directors to be elected by the holders of Ordinary Shares at a level to include such Preference Share Director duly appointed by the Board of Directors upon the exercise of the Appointing Rights. The Company shall use its best efforts to increase the number of directors constituting the Board of Directors to the extent necessary to effect these Appointing Rights.
(3)So long as a Nonpayment shall continue, any vacancy in the office of a Preference Share Director (other than prior to the initial appointment after a Nonpayment) may be filled by the Board of Directors pursuant to an exercise of the Appointing Rights by the holders of Preference Shares and any other Appointing Preference Shares then in issue.
(4)If and when dividends for four (4) consecutive Dividend Periods following a Nonpayment have been paid in full, the holders of the Preference Shares shall be divested of the Appointing Rights (subject to revesting in the event of each subsequent Nonpayment, as provided for in Section 10(b)(1)) and, if such Appointing Rights for all other holders of Appointing Preference Shares have terminated, the office of each Preference Share Director so appointed shall, notwithstanding the class of directors such Preference Share Director shall be a part of, automatically be vacated and the number of directors on the Board of Directors shall automatically decrease by two (2). In determining whether dividends have been fully paid for four (4) consecutive Dividend Periods following a Nonpayment, the Company may take into account any dividend the Company elects to pay for a Dividend Period after the regular Dividend Payment Date for that period has passed.
(c)Voting on Variations of Rights and Senior Stock.
(1)Notwithstanding the Company’s Bye-Laws, the affirmative vote or consent of the holders of at least 66 2/3% of the aggregate Liquidation Preference of the issued Preference Shares and any series of Appointing Preference Shares, voting together as a single class, shall be required for the authorization or issuance of any class or series of Senior Stock (or any security convertible into or exchangeable for Senior Stock) ranking senior to the Preference Shares as to dividend rights or rights upon the Company’s liquidation.

(2)The affirmative vote or consent of the holders of at least 66 2/3% of the aggregate Liquidation Preference of the Company’s issued Preference Shares shall be required for amendments to the Company’s Memorandum of Association or Bye-Laws that would materially adversely affect the rights of holders of the Preference Shares. The authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock shall not require the consent of any holder of the Preference Shares, and shall not be deemed to materially adversely affect the rights of the holders of the Preference Shares.
(3)If all preference shares of the Company are not equally affected by any such proposed amendment and if the Preference Shares would have diminished status compared to the Company’s other preference shares as a result, then the approval of holders of at least 66 2/3% of the issued Preference Shares, voting together as a single class, shall be required.
(d)The foregoing voting provisions of this Section 10 will not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all issued Preference Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside for payment by the Company for the benefit of the holders of Preference Shares to effect such redemption as set forth in Section 7.
Section 11.Record Holders. To the fullest extent permitted by applicable law, the Company and the Transfer Agent for the Preference Shares may deem and treat the record holder of any share of Preference Shares as the true and lawful owner thereof for all purposes, and neither the Company nor such Transfer Agent shall be affected by any notice to the contrary.
Section 12.Amendments or Modifications; Waiver.
(a)To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Preference Shares for any of the following purposes:
(1)to evidence the succession of another person to the Company’s obligations;
(2)to add to the covenants for the benefit of the holders of the Preference Shares or to surrender any of the Company’s rights or powers under the Preference Shares;
(3)to cure any ambiguity to correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Preference Shares in any material respect; or

(4)to make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Preference Shares in any material respect.
(b)Except as provided below in Section 12(c), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Preference Shares may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the aggregate Liquidation Preference of the Preference Shares then issued, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.
(c)The Board of Directors may, subject to the prior written consent or the affirmative vote of the holders of at least a majority of the aggregate Liquidation Preference of the Preference Shares in issue at the time, amend the terms of this Certificate of Designation or the rights, powers, preferences and privileges of the holders of the Preference Shares; provided, that no such amendment shall, without the consent of the holder of each issued Preference Share affected by the amendment:
(1)change any Dividend Payment Date;
(2)reduce the rate of dividends payable on the Preference Shares when, as and if declared by the Board of Directors;
(3)reduce the redemption price or alter the November 30, 2029 optional redemption date set forth in Section 7(a)(1);
(4)change the place or currency of payment;
(5)impair the right to institute suit for the enforcement of the Preference Shares; or
(6)change the percentage of aggregate Liquidation Preference of the Preference Shares whose holders must approve any amendment.
Section 13.Merger, Amalgamation, Consolidation and Sale of Assets. The Company covenants that it will not merge or amalgamate with or into, consolidate with or convert into any other person or entity or sell, assign, transfer, lease or convey all or substantially all of the Company’s properties and assets into any person or entity, unless:
(a)either the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States, a state thereof, the District of Columbia, Bermuda or any country which is, on the date hereof, a member of the Organisation for Economic Cooperation and Development and the Preference Shares shall be exchanged for or converted into and shall become Preference Shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and
(b)the Company or the successor corporation is not, immediately after such merger, amalgamation, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of any obligation under the Preference Shares.
Section 14.Form.
(a)The Preference Shares shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (“Global Preference Shares”), each as set forth on the form of Preference Shares certificate attached hereto as Exhibit A which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preference Shares certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Preference Shares shall be deposited on behalf of the holders of the Preference Shares represented thereby with the Registrar, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned by the Registrar as hereinafter provided. The aggregate number of Preference Shares represented by Global Preference Shares may from time to time be increased or decreased by adjustments made on the records of the Registrar and DTC or its nominee as hereinafter provided.
In the event Global Preference Shares are deposited with or on behalf of DTC, the Company shall execute, and the Registrar shall countersign and deliver, initially one or more Global Preference Shares certificates that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Registrar to DTC or pursuant to DTC’s instructions or held by the Registrar as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preference Shares held on their behalf by DTC or by the Registrar as the custodian of DTC or under such Global Preference Shares, and DTC may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preference Shares for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preference Shares.

(b)Owners of beneficial interests in Global Preference Shares shall not be entitled to receive physical delivery of certificated Preference Shares, unless:
(1)DTC is unwilling or unable to continue as Depositary for the Global Preference Shares and the Company does not appoint a qualified replacement for DTC within 90 calendar days;
(2)DTC ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for DTC within 90 calendar days; or
(3)the Company decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).
In any such case, the Global Preference Shares shall be exchanged in whole for certificated Preference Shares in registered form, with the same terms and of an equal aggregate liquidation preference (unless the Company determines otherwise in accordance with applicable law). Certificated Preference Shares shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.
(c)An Officer shall sign the Preference Shares certificate for the Company by manual or facsimile signature. If the Officer whose signature is on a Preference Shares certificate no longer holds that office at the time the Registrar countersigns the Preference Shares certificate, the Preference Shares certificate shall be valid nevertheless.
A Preference Shares certificate shall not be valid until an authorized signatory of the Registrar signs the Preference Shares certificate by manual or facsimile signature. The signature shall be conclusive evidence that the Preference Shares certificate has been countersigned under this Certificate of Designation.
Section 15.Notices. All notices or communications in respect of Preference Shares shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, the Memorandum of Association, the Bye-Laws or by applicable law.
Section 16.No Preemptive Rights. Holders of the Preference Shares shall not have any rights of preemption or subscription whatsoever as to any securities of the Company, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 17.Limitations on Transfer and Ownership. The holders of Preference Shares shall be subject to the limitations on transfer and ownership contained in the Bye-laws.
Section 18.Conversion. The Preference Shares shall not be convertible into or exchangeable for any other securities or property of the Company.

Section 19.Other Rights. The Preference Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions other than as set forth in this Certificate of Designation, the Memorandum of Association, the Bye-laws or applicable law.
Section 20.Calculation in Respect of Preference Shares. The Company shall be responsible for making all calculations called for in respect of the Preference Shares, including, but not limited to, the determination of the dividends payable on the Preference Shares. The Company or its agents shall make all of these calculations in good faith and, absent manifest error, such calculations shall be final and binding on holders of the Preference Shares. The Company or its agents shall deliver to the Paying Agent a schedule of its calculations and the Paying Agent shall be entitled to rely upon the accuracy of such calculations without independent verification. The Paying Agent shall forward such calculations to any holder of the Preference Shares upon the request of such holder.
Section 21.Severability. In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has executed this certificate this 26th day of November, 2024.

ASPEN INSURANCE HOLDINGS LIMITED

		By:	/s/ Mark Pickering
Name: Mark Pickering
Title: Group Chief Financial Officer & Treasurer

Attest:	/s/ David Amaro
Name: David Amaro
Title: Group General Counsel &
Company Secretary

[Signature Page to Certificate of Designation]

EXHIBIT A
Form of Preference Shares Certificate
7.00% PERPETUAL NON-CUMULATIVE PREFERENCE SHARES
FACE OF SECURITY
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number ___	Number of Preference Shares: _________ CUSIP NO.: G05384 402 ISIN NO.: BMG053844020
7.00% Perpetual Non-Cumulative Preference Shares
(liquidation preference U.S.$25,000 per Preference Share)
of
ASPEN INSURANCE HOLDINGS LIMITED
ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the “Company”), hereby certifies that Cede & Co. or its registered assigns (the “Holder”) is the registered owner of [●], or such number as is indicated in the records of the Registrar and the Depositary, fully paid and non-assessable preference shares of the Company designated the 7.00% Perpetual Non-Cumulative Preference Shares, with a liquidation preference of U.S. $25,000 per share (the “Preference Shares”). The Preference Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated November 26, 2024, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Preference Shares set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these Preference Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has executed this certificate this [●][th] day of [●], 2024.

ASPEN INSURANCE HOLDINGS LIMITED

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are Preference Shares referred to in the within-mentioned Certificate of Designation.
Dated: [●], 2024

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Authorized Signatory

REVERSE OF SECURITY
Dividends on each Preference Share shall be payable at the rate provided in the Certificate of Designation.
The Preference Shares shall be redeemable at the Company’s option in the manner and accordance with the terms set forth in the Certificate of Designation.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the Preference Shares evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)
and irrevocably appoints:

agent to transfer the Preference Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:_______________________________________
Signature:___________________________________
(Sign exactly as your name appears on the other side of this Preference Shares Certificate)
Signature Guarantee: ____________________________________________

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the U.S. Securities Exchange Act of 1934, as amended.)